EXHIBIT 5.1

                             WILLIAM S. CLARKE, P.A.
                                 ATTORNEY-AT-LAW
                      457 NORTH HARRISON STREET - SUITE 103
                           PRINCETON, NEW JERSEY 08540

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                            TELEPHONE: (609) 921-3663
                               FAX: (609) 921-3933

                                       December 16, 2003

American Natural Energy Corporation
7030 South Yale - Suite 404
Tulsa, OK  74136

Gentlemen:

         I have acted as counsel for American Natural Energy Corporation, an Oklahoma corporation, (the "Company") in connection with the preparation of a Registration Statement filed by the Company under the Securities Act of 1933, as amended (File No. 333-________) relating to a proposed public offering by certain holders thereof of 27,621,366 shares of Common Stock, $.001 par value (the "Stock"), including 954,700 issued and outstanding shares (the "Shares") and 26,666,666 shares (the "Conversion Shares") issuable on conversion of the Company's outstanding 8% Convertible Secured Debentures due 2005 (the "Debentures").

         In my capacity as counsel to you, I have examined the original, certified, conformed photostats or duplicate copies of all such corporate organizational documents, amendments thereto, agreements, certificates of public officials, certificates of officers, representatives of the Company and others and such other documents as I have deemed necessary or relevant as a basis for the opinions herein expressed. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostat or duplicate copies. As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

         On the basis of such examination, I advise you that, in my opinion (i) the Shares are legally issued, fully paid and non-assessable, and (ii) the Conversion Shares, when issued in accordance with Debenture Indenture and on conversion of the Debentures, will be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of my firm in the prospectus forming a part of such Registration Statement.

                                                  Very truly yours,

                                                  William S. Clarke, P.A.


                                            By:     /s/ William S. Clarke
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                                                  William S. Clarke